Exhibit 2

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND ARE BEING OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE SECURITIES PURCHASED HEREUNDER MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND OTHER APPLICABLE LAWS PURSUANT TO REGISTRATION OR EXEMPTION FROM REGISTRATION REQUIREMENTS THEREUNDER.

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 13, 2017, by and among Semler Scientific, Inc., a Delaware corporation (the “Company”) and GPG RM Investment, LLC (“Purchaser”).

Background

The Company desires to sell, and Purchaser desires to purchase, 120,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), for the per share price upon the terms and subject to the conditions set forth in this Agreement.

The issuance of the shares of Common Stock hereunder is being made in a private placement, without registration under the Securities Act or any other applicable securities laws, in reliance on one or more exemptions from registration and other requirements thereunder.

Now therefore, in consideration of the foregoing, and the representations, warranties, covenants and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Purchase and Sale of Common Stock.

1.1 Sale and Issuance of Common Stock. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase at the Closing (as defined below), and the Company agrees to sell and issue to the Purchaser at the Closing (x) One Hundred Twenty Thousand (120,000) shares of Common Stock, at a purchase price equal to $2.50/share. The shares of Common Stock to be issued and sold by the Company to the Purchaser pursuant to this Agreement are referred to herein as the “Shares.”

1.2 Closing. The consummation of the purchase and sale of the Shares (the “Closing”) shall take place at the offices of Cooley LLP, 101 California, 5th Floor, San Francisco, CA 94111 at 10.00 a.m., local time, on the date hereof, or at such other time and place as the Company and the Purchaser shall mutually agree (the date that the Closing occurs, the “Closing Date”). At the Closing, the Company shall deliver to Purchaser a certificate or certificates (or, if requested by Purchaser, a book-entry confirmation by the Company’s transfer agent) representing the Shares against payment of the purchase price therefor by Purchaser to the Company by wire transfer of immediately available funds to one or more accounts designated by the Company.

2. Representations and Warranties of the Company. The Company represents and warrants to Purchaser as of the date hereof and as of the Closing Date as follows:

2.1 Organization and Qualification. The Company has been duly organized and is validly existing as a corporation and is in good standing under the laws of its jurisdiction of incorporation, and is duly qualified to do business and is in good standing in each other jurisdiction in which its ownership or lease of property or the conduct of business as described in the SEC Reports (as defined in Section 2.7) requires such qualification, except where the failure to qualify, singularly or in the aggregate, would not have or reasonably be expected to result in a material adverse change in the financial position or results of operations of the Company, or any change or development that, singularly or in the aggregate, would involve a material adverse change or a prospective material adverse change, in or affecting the condition (financial or otherwise), results of operations, business, assets or prospects of the Company (a “Material Adverse Change”).

2.2 Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection herewith or therewith. This Agreement have been duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except: (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (c) insofar as indemnification and contribution provisions may be limited by applicable law.

2.3 No Conflicts. The execution, delivery and performance by the Company of this Agreement, the issuance and sale of the Shares contemplated hereby do not: (a) conflict with or violate any provision of the Company’s certificate of incorporation, bylaws or other organizational or charter documents, (b) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien upon any of the properties or assets of the Company, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (c) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected; except in the case of each of clauses (b) and (c), such as could not have or reasonably be expected to result in a Material Adverse Change.

2.4 Filings, Consents and Approvals. Other than the Required Approvals (as defined below), the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other person in connection with the execution, delivery and performance by the Company of the this Agreement, other than: (a) the filing with the Commission if required by Form 8-K and (b) the filing of Form D with the Commission, if any, and such filings as are required to be made under applicable state securities laws (collectively, the “Required Approvals”).

2.5 Issuance of the Shares. The Shares are duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens imposed by the Company other than restrictions on transfer provided for herein.

2.6 Capitalization. The Company has 5,148,568 shares of Common Stock issued and outstanding. No person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement. Other than as disclosed in the SEC Reports (as defined in Section 2.7), or as may have since been issued pursuant to the Company’s stock option plans, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of Common Stock. The issuance and sale of the Shares will not obligate the Company to issue shares of Common Stock or other securities to any person and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any stockholder, the Board of Directors or others is required for the issuance and sale of the Shares. There are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

2.7 SEC Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has never been an issuer subject to Rule 144(i) under the Securities Act. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

2.8 Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof: (a) the Company has not incurred any material liabilities or obligations, direct or contingent, or entered into any material transactions other than in the ordinary course of business, (b) the Company has not declared or paid any dividends or made any distribution of any kind with respect to its capital stock, (c) there has not been any change in the capital stock of the Company, (d) other than in the ordinary course of business and consistent with the Company’s prior policies, made any grants under any stock compensation plan, and (e) there has not been any material adverse change in the Company’s long-term or short-term debt. The Company does not have pending before the Commission any request for confidential treatment of information. Except for the issuance of the Shares contemplated by this Agreement, no event, liability, fact, circumstance, occurrence or development has occurred or exists, or is reasonably expected to occur or exist, with respect to the Company or its respective businesses, properties, operations, assets or financial condition, that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one trading day prior to the date that this representation is made.

2.9 Litigation; Governmental Proceedings. There is no action, suit, proceeding, inquiry, arbitration, investigation, litigation or governmental proceeding pending or, to the Company’s knowledge, threatened against, or involving the Company or, to the Company’s knowledge, any executive officer or director which has not been disclosed in the SEC Reports that is required to be disclosed.

2.10 Insurance. The Company carries or is entitled to the benefits of insurance (including, without limitation, as to directors and officers insurance coverage), with reputable insurers, in such amounts and covering such risks which the Company believes are adequate, and all such insurance is in full force and effect. The Company has no reason to believe that it will not be able (a) to renew its existing insurance coverage as and when such policies expire or (b) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Change.

2.11 No Finders Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this

Agreement. The Purchaser shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other persons for fees of a type contemplated in this Section 2.11 that may be due in connection with the transactions contemplated by this Agreement.

2.12 Foreign Corrupt Practices Act. Neither the Company nor, to the Company’s knowledge, any director, officer, agent, employee or affiliate of the Company nor any other person acting on behalf of the Company, has, directly or indirectly, given or agreed to give any money, gift or similar benefit (other than legal price concessions to customers in the ordinary course of business) to any customer, supplier, employee or agent of a customer or supplier, or official or employee of any governmental agency or instrumentality of any government (domestic or foreign) or any political party or candidate for office (domestic or foreign) or other person who was, is, or may be in a position to help or hinder the business of the Company (or assist it in connection with any actual or proposed transaction) that (i) might subject the Company to any material damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had a Material Adverse Change or (iii) if not continued in the future, might adversely affect the assets, business, operations or prospects of the Company. The Company has taken reasonable steps to ensure that its accounting controls and procedures are sufficient to cause the Company to comply in all material respects with the Foreign Corrupt Practices Act of 1977, as amended.

2.13 Compliance with OFAC. Neither the Company nor, to the Company’s knowledge, any director, officer, agent, employee or affiliate of the Company nor any other person acting on behalf of the Company, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), and the Company will not, directly or indirectly, use the proceeds of this offering hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

2.14 Money Laundering Laws. The operations of the Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any Governmental Entity involving the Company with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

2.15 Forward-Looking Statements. No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in any SEC Report has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

2.16 Subsidiaries. The Company has no subsidiaries and does not hold any equity interests in any other entity.

2.17 Related Party Transactions.

2.17.1 Business Relationships. There are no business relationships or related party transactions involving the Company or any other person required to be described in the SEC Reports that have not been described as required.

2.17.2 No Relationships with Customers and Suppliers. No relationship, direct or indirect, exists between or among the Company on the one hand, and the directors, officers, 5% or greater stockholders, customers or suppliers of the Company or any of the Company’s affiliates on the other hand, which is required to be described in the SEC Reports and that is not so described.

2.17.3 No Unconsolidated Entities. There are no transactions, arrangements or other relationships between and/or among the Company, any of its affiliates (as such term is defined in Rule 405 of the Securities Act) and any unconsolidated entity, including, but not limited to, any structure finance, special purpose or limited purpose entity that could reasonably be expected to materially affect the Company’s liquidity or the availability of or requirements for its capital resources required to be described in the SEC Reports that have not been described as required.

2.17.4 No Loans or Advances to Affiliates. There are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees or indebtedness by the Company to or for the benefit of any of the officers or directors of the Company or any of their respective family members.

2.18 Sarbanes-Oxley Compliance.

2.18.1 Disclosure Controls. The Company has developed and currently maintains disclosure controls and procedures that comply with Rule 13a-15 or 15d-15 under the Exchange Act Regulations, and such controls and procedures are effective to ensure that all material information concerning the Company will be made known on a timely basis to the individuals responsible for the preparation of the Company’s Exchange Act filings and other public disclosure documents.

2.18.2 Compliance. The Company is in material compliance with the provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) applicable to it, and has implemented or will implement such programs and taken reasonable steps to ensure the Company’s future compliance (not later than the relevant statutory and regulatory deadlines therefor) with all of the material provisions of the Sarbanes-Oxley Act.

2.19 Accounting Controls. The Company maintains systems of “internal control over financial reporting” (as defined under Rules 13a-15 and 15d-15 under the Exchange Act Regulations ) that comply in all material respects with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in the SEC Reports, the Company is not aware of any material weaknesses in its internal control over financial reporting. The Company’s auditors and the Audit Committee of the Board of Directors of the Company have been advised of: (a) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are known to the Company’s management and that have adversely affected or are reasonably likely to adversely affect the Company’ ability to record, process, summarize and report financial information; and (b) any fraud known to the Company’s management, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

2.20 No Investment Company Status. The Company is not and, after giving effect to the sale of the Shares hereunder and the application of the proceeds therefrom, will not be, required to register as an “investment company,” as defined in the Investment Company Act of 1940, as amended.

2.21 No Labor Disputes. No labor dispute with the employees of the Company exists or, to the knowledge of the Company, is imminent. The Company is not aware that any key employee or significant group of employees of the Company plans to terminate employment with the Company.

2.22 Intellectual Property Rights. The Company owns or possesses or has valid rights to use all patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses, inventions, trade secrets software, databases, know-how, internet domain names, other unpatented and/or unpatentable proprietary confidential information systems, processes or procedures and similar rights (“Intellectual Property Rights”) necessary for the conduct of the business of the Company as currently carried on and as described in the SEC Reports. The Intellectual Property licenses described in the SEC Reports are valid, binding upon and enforceable against the parties thereto in accordance with its terms. To the knowledge of the Company, no action or use by the Company necessary for the conduct of its business as currently carried on and as described in the SEC Reports will involve or give rise to any infringement of, or license or similar fees for, any Intellectual Property Rights of others. The Company has not received any notice alleging any such infringement, fee or conflict with asserted Intellectual Property Rights of others. Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Change (a) to the knowledge of the Company, there is no infringement, misappropriation or violation by third parties of any of the Intellectual Property Rights owned by the Company; (b) there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others challenging the rights of the Company in or to any such Intellectual Property Rights, and the Company is unaware of any facts which would form a reasonable basis for any such claim, that would, individually or in the aggregate, together with any other claims in this Section 2.22, reasonably be expected to result in a Material Adverse Change; (c) the Intellectual Property Rights owned by the Company and, to the knowledge of the Company, the Intellectual Property Rights licensed to the Company have not been adjudged by a court of competent jurisdiction invalid or unenforceable, in whole or in part, and there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property Rights, and the Company is unaware of any facts which would form a reasonable basis for any such claim that would, individually or in the aggregate, together with any other claims in this Section 2.22, reasonably be expected to result in a Material Adverse Change; (d) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others that the Company infringes, misappropriates or otherwise violates any Intellectual Property Rights or other proprietary rights of others, the Company has not received any written notice of such claim and the Company is unaware of any other facts which would form a reasonable basis for any such claim that would, individually or in the aggregate, together with any other claims in this Section 2.22, reasonably be expected to result in a Material Adverse Change; and (e) to the Company’s knowledge, no employee of the Company is in or has ever been in violation in any material respect of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment with the Company, or actions undertaken by the employee while employed with the Company and could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Change. To the Company’s knowledge, all material technical information developed by and belonging to the Company which has not been patented has been kept confidential. The Company is not a party to or bound by any options, licenses or agreements with respect to the Intellectual Property Rights of any other person or entity that are required to be set forth in the SEC Reports and are not described therein. The SEC Reports contain in all material respects the same description of the matters set forth in the preceding sentence. None of the technology employed by the Company has been obtained or is being used by the Company in violation of any contractual obligation binding on the Company or, to the Company’s knowledge, any of its officers, directors or employees, or otherwise in violation of the rights of any persons.

2.23 Taxes. The Company has filed all returns (as hereinafter defined) required to be filed with taxing authorities prior to the date hereof or has duly obtained extensions of time for the filing thereof. The Company has paid all taxes (as hereinafter defined) shown as due on such returns that were filed and has paid all taxes imposed on or assessed against the Company. The provisions for taxes payable, if any, shown on the financial statements filed with or as part of the SEC Reports are sufficient for all accrued and unpaid taxes, whether or not disputed, and for all periods to and including the dates of such consolidated financial statements. Except as disclosed in writing to the Purchasers, (a) no issues have been raised (and are currently pending) by any taxing authority in connection with any of the returns or taxes asserted as due from the Company, and (b) no waivers of statutes of limitation with respect to the returns or collection of taxes have been given by or requested from the Company. There are no tax liens against the assets, properties or business of the Company. The term “taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto. The term “returns” means all returns, declarations, reports, statements and other documents required to be filed in respect to taxes.

2.24 Compliance with Environmental Laws. Except as described in the SEC Reports and except as would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Change, (a) the Company is not in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws ), (b) the Company has all material permits, authorizations and approvals required under any applicable Environmental Laws and is in compliance with their requirements, (c) there are no pending or, to the Company’s knowledge, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company, and (d) to the Company’s knowledge, there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company relating to Hazardous Materials or any Environmental Laws.

2.25 ERISA Compliance. The Company and any “employee benefit plan” (as defined under the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (collectively, “ERISA”)) established or maintained by the Company or its “ERISA Affiliates” (as defined below) are in compliance in all material respects with ERISA. “ERISA Affiliate” means, with respect to the Company, any member of any group of organizations described in Sections 414(b),(c),(m) or (o) of the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder (the “Code”) of which the Company is a member. No “reportable event” (as defined under ERISA) has occurred or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by the Company or any of its ERISA Affiliates. No “employee benefit plan” established or maintained by the Company or any of its ERISA Affiliates, if such “employee benefit plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under ERISA). Neither the Company nor any of its ERISA Affiliates has incurred or reasonably expects to incur any material liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (ii) Sections 412, 4971, 4975 or 4980B of the Code. Each “employee benefit plan” established or maintained by the Company or any of its ERISA Affiliates that is intended to be qualified under Section 401(a) of the Code is so qualified and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification. The execution of this Agreement, or consummation of this offering does not constitute a triggering event under any employee benefit plan or any other employment contract, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (of severance pay or otherwise), acceleration, increase in vesting, or increase in benefits to any current or former participant, employee or director of the Company other than an event that is not material to the financial condition or business of the Company.

2.26 Compliance with Laws. The Company: (a) is and at all times has been in compliance with all statutes, rules, or regulations applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product manufactured or distributed by the Company (“Applicable Laws”), except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change; (b) has not received any written notices, statements or other correspondence or notice from the FDA or any foreign, state or local Governmental Entity performing functions similar to the FDA or any other Governmental Entity alleging or asserting noncompliance with any Applicable Laws or any Authorizations; (c) possesses all material Authorizations and such Authorizations are valid and in full force and effect and are not in material violation of any term of any such Authorizations; (d) has not received notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any Governmental Entity or third party alleging that any product operation or activity is in violation of any Applicable Laws or Authorizations and has no knowledge that any such governmental authority or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding; (e) has not received notice that any Governmental Entity has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorizations and has no knowledge that any such governmental authority is considering such action; and (f) has filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete and correct on the date filed (or were corrected or supplemented by a subsequent submission).

2.27 Integration. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering to be integrated with prior offerings by the Company for purposes of the Securities Act that would require the registration of any such securities under the Securities Act.

2.28 Title to Real and Personal Property. The Company has good and marketable title in fee simple to, or have valid rights to lease or otherwise use, all items of real or personal property that are material to the business of the Company, free and clear of all liens, encumbrances, security interests, claims and defects that do not, singularly or in the aggregate, materially affect the business of the Company and do not interfere with the use made of such property by the Company; and all of the leases and subleases material to the business of the Company, and under which the Company holds properties described in the SEC Reports, are, to the Company’s knowledge in full force and effect, and the Company has not received any notice of any material claim of any sort that have been asserted by anyone adverse to the rights of the Company under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company to the continued possession of the leased or subleased premises under any such lease or sublease, which would result in a Material Adverse Change.

3. Representations and Warranties of Purchaser. Purchaser represents and warrants to the Company as of the date hereof and as of the Closing Date that:

3.1 Private Placement.

3.1.1 Accredited Investor; Restricted Shares. The Shares to be acquired by Purchaser hereunder will be acquired for Purchaser’s own account and not with a view to the resale or distribution of any part thereof. Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. Purchaser is aware that (a) the offer and sale of the Shares to it have not been and will not be registered under the Securities Act or any state securities laws and are being offered and sold in reliance upon exemptions from the registration requirements of the Securities Act; and (b) the Shares purchased hereunder may not be transferred or resold except as permitted under the Securities Act and applicable state securities laws pursuant to registration or exemption from registration requirements thereunder; provided, however, that by making such representations herein, Purchaser does not agree to hold any of the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

3.1.2 Restrictive Legend. Purchaser understands that the certificates evidencing the Shares will bear a legend or other restriction substantially to the following effect (it being agreed that if the Shares are not certificated, other appropriate restrictions shall be implemented or notated to give effect to the following):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND WERE OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE SECURITIES MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND OTHER APPLICABLE LAWS PURSUANT TO REGISTRATION OR EXEMPTION FROM REGISTRATION REQUIREMENTS THEREUNDER.”

3.1.3 Sophistication. Purchaser (a) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Shares Shares; and (b) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment.

3.1.4 Information Access. Purchaser (a) has conducted its own investigation of the Company and the Shares ; (b) has had access to the Company’s public filings with the Securities and Exchange Commission and to such financial and other information as it deems necessary in connection with its decision to purchase the Shares ; and (c) has been offered the opportunity to conduct such review and analysis of the business, assets, condition, operations, and prospects of the Company and to ask questions of the Company and received answers thereto, each as it deems necessary in connection with its decision to purchase the Shares . Purchaser further acknowledges that it has had the opportunity to consult with its own counsel, financial, tax, and other professional advisers as it believes is sufficient for purposes of its purchase of the Shares. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 hereof or the right of Purchaser to rely thereon.

3.1.5 Reliance. Purchaser understands that the Company will rely upon the truth and accuracy of the foregoing representations, acknowledgements, and agreements.

3.1.6 No Other Representations or Warranties. Except for the representations and warranties contained in Section 2 hereof, Purchaser acknowledges that neither the Company nor any person on behalf of the Company makes, and Purchaser has not relied upon, any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Purchaser in connection with the transactions contemplated by this Agreement.

3.2 Organization and Good Standing. Purchaser is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and performance by such Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of Purchaser. This Agreement has been duly executed by Purchaser, and when delivered by Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of Purchaser, enforceable against it in accordance with its terms, except: (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (c) insofar as indemnification and contribution provisions may be limited by applicable law.

3.3 General Solicitation. Purchaser is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

3.4 Certain Transactions and Confidentiality. Other than consummating the transactions contemplated hereunder, Purchaser has not directly or indirectly, nor has any person acting on behalf of or pursuant to any understanding with Purchaser, executed any purchases or sales, including short sales, of the securities of the Company during the period commencing as of the time that Purchaser first received a term sheet (written or oral) from the Company or any other Person representing the Company setting forth the material terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof. Notwithstanding the foregoing, in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of Purchaser’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Agreement. Other than to other persons party to this Agreement, Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Notwithstanding the foregoing, for avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to the identification of the availability of, or securing of, available shares to borrow in order to effect short sales or similar transactions in the future.

3.5 Trading Activities. Purchaser does not have an open short position in the Common Stock.

3.6. State of Residence or Principal Place of Business. The address set forth on the signature page of this Agreement is the Purchaser’s true and correct principal place of business, and the Purchaser has no present intention of becoming a resident of, or relocating his, her or its principal place of business to, any other country, state or jurisdiction.

4. Covenants. The Company and Purchaser hereby covenant and agree, for the benefit of each other, as follows:

4.1 Negative Covenants Prior to Closing. From the date of this Agreement through the Closing, the Company shall not:

(a) declare, or make payment in respect of, any dividend or other distribution upon any shares of capital stock of the Company;

(b) redeem, repurchase or acquire any capital stock of the Company;

(c) amend the Company’s Charter or Bylaws; or

(d) authorize, issue, or reclassify any capital stock, or debt securities convertible into capital stock, of the Company (other than the authorization and issuance of the Shares in accordance with this Agreement).

4.2 Form D; Blue Sky. The Company agrees to timely file a Form D with respect to the Shares if required under Regulation D and to provide a copy thereof, promptly upon request of Purchaser if applicable. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Shares for, sale to Purchaser at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of Purchaser.

4.3 Securities Law Disclosure; Publicity. No public release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by the Company or Purchaser without the prior consent of the Company (in the case of a release or announcement by a Purchaser) or the Purchaser (in the case of a release or announcement by the Company) (which consents shall not be unreasonably withheld, conditioned, or delayed), except for any such release or announcement as may be required by law or the applicable rules or regulations of any securities exchange or securities market, in which case the Company or the Purchaser, as the case may be, shall allow the Purchaser or the Company, as applicable, to the extent reasonably practicable under the circumstances, reasonable time to comment on such release or announcement in advance of such issuance.

4.4 Further Assurances. Each party agrees to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper, or advisable to obtain satisfaction of the conditions precedent to the other parties to the consummation of the transactions contemplated by this Agreement.

5. Indemnification.

5.1 Indemnification by the Company. The Company agrees to indemnify the Purchaser from, and hold Purchaser harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses (collectively, “Losses”) incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by Purchaser or asserted against or involve Purchaser as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of the Company contained herein, provided that such claim for indemnification relating to a breach of the representations or warranties is made prior to the expiration of such representations or warranties.

5.2 Indemnification by the Purchaser. Purchaser agrees to indemnify the Company and its, directors, officers, employees, agents and affiliates (collectively, “Company Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all Losses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of Purchaser contained herein, provided that such claim for indemnification relating to a breach of the representations and warranties is made prior to the expiration of such representations and warranties.

5.3 Indemnification Procedure. Promptly after any Company Related Party or Purchaser (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action, suit or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (a) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (b) if (i) the Indemnifying Party has failed to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (ii) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not include any admission of wrongdoing or malfeasance by, the Indemnified Party.

6. Miscellaneous.

6.1 Survival. The representations, warranties, covenants, and agreements contained in this Agreement shall survive the Closing for a period of one year after the date hereof and thereafter shall have no further force and effect.

6.2 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto. The Company will not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser. Purchaser will not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company, except to a Permitted Transferee as provided in the next sentence. Notwithstanding anything to the contrary contained herein, Purchaser may assign its commitment to purchase the Shares hereunder in whole or in part to any direct or indirect subsidiary of Purchaser or any of its affiliates and its affiliates’ limited partners and/or funds, entities and accounts managed or advised by its affiliates (any such transferee, a “Permitted Transferee”) subject to such Permitted Transferee making the representations and warranties set forth in Section 3, and each such Permitted Transferee shall be entitled to the full benefit and be subject to the obligations of this Agreement as if such person were “Purchaser” hereunder.

6.3 Notices. Any notice or request required or permitted to be delivered under this Agreement shall be given in writing and shall be deemed effectively given (a) if given by personal delivery, upon actual delivery; (b) if given by facsimile, upon receipt of confirmation of a completed transmittal; (c) if given by e-mail, upon receipt of confirmation of a completed transmittal; (d) if given by mail, upon the earlier of (i) actual receipt of such notice by the intended recipient; or (ii) three business days after such notice is deposited in first class mail, postage prepaid; and (e) if by an internationally recognized overnight courier, one business day after delivery to such courier for overnight delivery. All notices to the Company shall be addressed to the address below and all notices to Purchaser shall be addressed to the address listed on Purchaser’s signature page hereto, or at such other address as the parties hereto may designate by ten days’ advance written notice to the other parties:

If the Company:

Attention:

Fax:

Electronic mail:

With a copy to (which shall not constitute notice to the Company):

Attention:

Fax:

Electronic mail:

6.4 Governing Law. This Agreement shall be governed in all respects by the Laws of the State of Delaware without regard to choice of law or principles that could require the application of the Laws of any other jurisdiction.

6.5 Submission to Jurisdiction; Venue; Waiver of Trial by Jury. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION 6.5.

6.6 Equitable Relief. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Additionally, each party hereto irrevocably waives any defense based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor.

6.7 Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void, or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to persons or circumstances other than those as to which it has been held invalid, illegal, void, or unenforceable, shall nevertheless remain in full force and effect and will in no way be affected, impaired, or invalidated thereby. Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

6.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior written, and prior and contemporaneous oral, agreements and understandings between the parties with respect to the subject matter hereof.

6.9 No Third Party Beneficiaries. Nothing in this Agreement (implied or otherwise) is intended to confer upon any person other than the parties hereto, or their respective successors and permitted assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

6.10 Headings; Interpretation. All headings and subheadings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The words “include,” “includes,” and “including” will be deemed to be followed by the phrase “without limitation.” The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. Unless expressly provided to the contrary, the word “or” is not exclusive and “hereunder,” “hereof,” “herein” and words of similar import are references to this Agreement as a whole and not any particular section or other provision of this Agreement. Whenever the context may require, any pronoun includes the corresponding masculine, feminine, and neuter forms. All references to “dollars” or “$” will be deemed references to the lawful money of the United States of America. Further, the parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

6.11 Amendments and Waivers. No term of this Agreement may be amended or modified without the prior written consent of each party hereto. No provision of this Agreement may be waived except in a writing executed and delivered by the party against whom such waiver is sought to be enforced.

6.12 Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format (e.g., “PDF”), each of which may be executed by less than all parties hereto, each of which shall be enforceable against the parties hereto actually executing such counterparts, and all of which together shall constitute one instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound by the terms hereof, have caused this Agreement to be executed as of the date first written above by their officers or other representatives thereunto duly authorized.

COMPANY:	SEMLER SCIENTIFIC, INC.

	By:	/s/ Daniel E. Conger
	Name:	Daniel E. Conger
	Title:	Vice President of Finance

PURCHASER:	GPG RM INVESTMENT, LLC

By: Green Park & Golf Ventures II, LLC
Its: Managing Member

	By:	/s/ Gilbert G. Garcia II
	Name:	Gilbert G. Garcia II
	Title:	Principal

Information for Notice :
Attention:
Fax:
Electronic mail:

[Signature Pages to Securities Purchase Agreement]